Exhibit 5.2

BRADLEY ARANT BOULT CUMMINGS LLP

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Ladies and Gentlemen:

We have acted as special Alabama, Mississippi, and North Carolina counsel to CHS/Community Health Systems, Inc. (the “Company”) and the Guarantors (as defined below), each organized and existing under the laws of the States of Alabama, Mississippi, or North Carolina, as applicable, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Alabama, Mississippi, and North Carolina entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

September 17, 2014

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In rendering our opinions herein, we have relied with respect to factual matters, upon the representations, warranties and other information in the Notes Documents (as defined below), the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon originals or certified, conformed or reproduction copies of (i) the records and documents of the Guarantors and the certificates of public officials listed on Schedule II attached hereto (the “Entity Documents”), and (ii) the following documents (the “Notes Documents”):

(i) the Secured Notes Registration Rights Agreement;

(ii) the Unsecured Notes Registration Rights Agreement;

(iii) the Secured Notes Indenture;

(iv) the Unsecured Notes Indenture;

(v) the forms of Exchange Notes;

(vi) the Registration Statement; and

(vii) the prospectus contained within the Registration Statement (the “Prospectus”).

We have reviewed no other documents in connection with the preparation or issuance of this opinion.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, facsimile, conformed or photostatic copies and the authenticity of the originals of such latter documents. In addition, we have assumed that none of the Guarantors is insolvent or shall be rendered insolvent as a result of the transactions contemplated by the Notes Documents.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

(1) Based solely on the respective Certificates of Existence (as defined on Schedule II) for such entities, each Guarantor is validly existing and in good standing under the laws of the State of Alabama, Mississippi, or North Carolina, as applicable.

September 17, 2014

(2) Each Guarantor has the requisite corporate or limited liability company, as applicable, power to execute, deliver and perform its obligations under the Indentures.

(3) The execution and delivery by each Guarantor of the Indentures and the performance of its obligations thereunder have been duly authorized by each Guarantor.

Unless explicitly addressed herein, this opinion does not address any of the following legal issues, and we specifically express no opinion with respect thereto:

(a) State securities laws and regulations (including all “Blue Sky” or legal investment laws), and state laws and regulations relating to commodity (and other) futures and indices and other similar instruments.

(b) State pension and employee benefit laws and regulations.

(c) State antitrust and unfair competition laws and regulations.

(d) Compliance with state fiduciary duty requirements or the consequences of any breach thereof.

(e) State environmental laws and regulations.

(f) State land use, zoning, building, construction, and subdivision laws and regulations.

(g) Any laws, rules, or regulations of any county, municipality, or similar political subdivision of any state or the agencies or instrumentalities thereof.

(h) State tax laws and regulations.

(i) State patent, copyright, trademark, and other state intellectual property laws and regulations.

(j) State racketeering laws and regulations.

(k) State health and safety laws and regulations.

(l) State labor laws and regulations.

(m) State laws, regulations and policies concerning (i) national and local emergency and terrorism, (ii) possible judicial deference to acts of sovereign states, (iii) corrupt practices, and (iv) criminal and civil forfeiture laws.

(n) State insurance laws and regulations.

(o) Other state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes).

(p) State banking and financial institution and financial services laws.

(q) State laws and regulations regarding usury, interest rates, loan fees, and other loan, lender, or transaction charges or fees.

(r) Any state anti-kickback or anti-referral laws, and regulations promulgated thereunder.

September 17, 2014

(s) Laws or regulations relating to swaps and other interest rate hedging arrangements or guarantees of obligations arising thereunder.

Further, the opinions set forth above are subject to the following qualifications and limitations:

(a) We express no opinion regarding (i) the effect of bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors generally and (ii) restrictions relating to capital adequacy that may be applicable to the Guarantors to the extent the transactions or any Agreement may be deemed a dividend or distribution.

(b) Under Alabama, Mississippi, and North Carolina corporate and limited liability company law, our opinions as to the authority of each Guarantor to enter into the Notes Documents and the transactions described therein are subject to the assumptions that (i) no Guarantor is insolvent or rendered insolvent by the execution of the Notes Documents, because certain aspects of the transactions may be regarded as distributions under applicable corporate and limited liability company laws and distributions may not be made by corporations or limited liability companies that are insolvent or are rendered insolvent thereby, and (ii) the transactions are “fair” to each Guarantor within the meaning of applicable corporate and limited liability company laws, which may render voidable certain transactions among entities with interlocking directors, managers, shareholders, members, or officers that are otherwise “interested” in the transaction unless the transaction is (y) approved by certain parties that are not available in connection with the transactions, or (z) fair to the corporation or limited liability company.

(c) We note that the Notes Documents are governed by the laws of the State of New York. We express no opinion regarding the enforceability of any provisions of the Agreements or the sufficiency of such documents to create or perfect a security interest or enforceable liens on any property or collateral described therein.

We are admitted to practice law in the States of Alabama, Mississippi, and North Carolina, and we do not express any opinion as to the laws of any other jurisdiction, including federal law.

This opinion is limited to the matters expressly set forth above, and no opinion is implied or may be inferred beyond the matters expressly so stated. We assume no obligation to advise you of any future changes in the facts or law relating to the matters covered by this opinion.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Bradley Arant Boult Cummings LLP

Schedule I

Guarantors

1.	Anniston HMA, LLC, an Alabama limited liability company

2.	Centre Hospital Corporation, an Alabama corporation

3.	Foley Hospital Corporation, an Alabama corporation

4.	Fort Payne Hospital Corporation, an Alabama corporation

5.	Greenville Hospital Corporation, an Alabama corporation

6.	QHG of Enterprise, Inc., an Alabama corporation

7.	Amory HMA, LLC, a Mississippi limited liability company

8.	Biloxi H.M.A., LLC, a Mississippi limited liability company

9.	Brandon HMA, LLC, a Mississippi limited liability company

10.	Clarksdale HMA, LLC, a Mississippi limited liability company

11.	Jackson HMA, LLC, a Mississippi limited liability company

12.	Madison HMA, LLC, a Mississippi limited liability company

13.	QHG of Forrest County, Inc., a Mississippi corporation

14.	QHG of Hattiesburg, Inc., a Mississippi corporation

15.	River Oaks Hospital, LLC, a Mississippi limited liability company

16.	River Region Medical Corporation, a Mississippi corporation

17.	ROH, LLC, a Mississippi limited liability company

18.	Hamlet H.M.A., LLC, a North Carolina limited liability company

19.	Statesville HMA, LLC, a North Carolina limited liability company

20.	Williamston Hospital Corporation, a North Carolina corporation

Schedule II

Entity Documents

1.	The certificate with respect to various factual matters signed by an officer of each of the Guarantors and dated the date of this opinion (the “Officers’ Certificate”).

2.	Certificates of Existence for the following entities issued by the Alabama Secretary of State on the respective dates listed below (the “Alabama Certificates of Existence”):

Anniston HMA, LLC	August 25, 2014
Centre Hospital Corporation	August 25, 2014
Foley Hospital Corporation	August 25, 2014
Fort Payne Hospital Corporation	August 25, 2014
Greenville Hospital Corporation	August 25, 2014
QHG of Enterprise, Inc.	August 25, 2014

3.	Certificates of Good Standing for the following entities issued by the Alabama Department of Revenue on the respective dates listed below (the “Alabama Certificates of Good Standing”):

Anniston HMA, LLC	August 25, 2014
Centre Hospital Corporation	August 25, 2014
Foley Hospital Corporation	August 25, 2014
Fort Payne Hospital Corporation	August 25, 2014
Greenville Hospital Corporation	August 25, 2014
QHG of Enterprise, Inc.	August 25, 2014

4.	Certificates of Good Standing for the following entities issued by the Mississippi Secretary of State on the respective dates listed below (the “Mississippi Certificates of Good Standing”):

Amory HMA, LLC	August 25, 2014
Biloxi H.M.A., LLC	August 25, 2014
Brandon HMA, LLC	August 25, 2014
Clarksdale HMA, LLC	August 25, 2014
Jackson HMA, LLC	August 25, 2014
Madison HMA, LLC	August 25, 2014
QHG of Forrest County, Inc.	August 25, 2014
QHG of Hattiesburg, Inc.	August 25, 2014
River Oaks Hospital, LLC	August 25, 2014
River Region Medical Corporation	August 25, 2014
ROH, LLC	August 25, 2014

5.	Certificates of Existence for the following entities issued by the North Carolina Secretary of State on the respective dates listed below (the “North Carolina Certificates of Existence,” and together with the Alabama Certificates of Existence, the Alabama Certificates of Good Standing, and the Mississippi Certificates of Good Standing, the “Certificates of Existence”):

Hamlet H.M.A., LLC	August 25, 2014
Statesville HMA, LLC	August 25, 2014
Williamston Hospital Corporation	August 25, 2014

6.	Articles of Incorporation, Articles of Organization, and applicable amendment documents for each of the Guarantors, as certified by the Alabama Secretary of State, the Mississippi Secretary of State, and the North Carolina Secretary of State, as applicable, on or about the date hereof.

7.	Bylaws, operating agreements, and applicable amendment documents for each of the Guarantors, as certified by an officer of each of the Guarantors as in effect on the date hereof.

8.	Resolutions for each of the Guarantors adopted by the applicable governing body of each of the Guarantors, as certified by an officer of each of the Guarantors as in effect on the date hereof.